UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Filed Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported): March 10, 2010

Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2408 Timberloch Place, Suite B-7 The Woodlands, Texas 77380 (Address of principal executive offices and zip code)
(281) 719-3400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K relating to the entry into of an amendment to the employment agreement of Joseph S. Podolski is hereby incorporated in this Item 1.01 by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 10, 2010, Repros Therapeutics Inc. (the “Company”) and its President and Chief Executive Officer, Joseph S. Podolski, entered into a Fourth Amendment (the “Fourth Amendment”) to the Employment Agreement dated January 1, 1993 by and between the Company and Mr. Podolski.  The Fourth Amendment provides that, upon a change of control of the Company, Mr. Podolski shall be entitled to receive an amount equal to (i) 50% of his annual base salary in effect on the date of such change of control on the first, second, third, fourth and fifth anniversary dates and (ii) 35% of his annual base salary in effect on the date of such change of control on the sixth anniversary date, of the closing of such change of control of the Company.  Such payments shall be made to Mr. Podolski, or to his heirs or representative in the event of his death, and shall bear interest from such date until paid.  Previously, the Company and Mr. Podolski agreed that Mr. Podolski would waive a portion of his salary in exchange for certain stock options in order to improve the Company's liquidity.  The purpose of the Fourth Amendment is to clarify that such waiver by Mr. Podolski does not impact his compensation upon termination following a change of control of the Company and to revise the subsequent years after the first year to provide for such amounts to be a percentage, as applicable, of the initial year amount.

The foregoing description is qualified in its entirety by reference to the Fourth Amendment, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit
Number	Description

10.1	Fourth Amendment to Employment Agreement effective March 10, 2010 between the Company and Joseph S. Podolski.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.
Date: March 11, 2010
	By:	/s/ Joseph S. Podolski
Joseph S. Podolski
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Fourth Amendment to Employment Agreement effective March 10, 2010 between the Company and Joseph S. Podolski.